[CENTERPOINT ENERGY LETTERHEAD]

                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                               Page 1 of 1
--------------------------------------------------------------------------------

           CenterPoint Energy subsidiary prices general mortgage bonds totaling more than $762 million

     Houston - March 14, 2003 - CenterPoint Energy, Inc. (NYSE:CNP) announced that on March 13, 2003 its electric transmission and distribution subsidiary, CenterPoint Energy Houston Electric, LLC (CenterPoint Energy Houston) priced general mortgage bonds totaling $762.275 million in a placement with institutions under Rule 144A. Of that total, $450 million, at a coupon rate of
5.70 percent, will be due March 15, 2013. The remaining $312.275 million, with a coupon rate of 6.95 percent, will be due March 15, 2033. These transactions are expected to close on March 18, 2003.

     Net proceeds of the offering will be used for the following purposes:

          . Deposit $150 million with the trustee to repay CenterPoint Energy, Inc.'s medium term notes that mature in April 2003. This payment satisfies CenterPoint Energy Houston's corresponding intercompany debt to CenterPoint Energy, Inc. and releases first mortgage bonds that are being held as security for the medium term notes.

          . Call $62.275 million principal amount of 8.75 percent first mortgage bonds of CenterPoint Energy Houston, due March 1, 2022, plus pay a $2.2 million redemption premium.

          . Call $250 million principal amount of 7.75 percent first mortgage bonds of CenterPoint Energy Houston, due March 15, 2023, plus pay a $9.4 million redemption premium.

          . Repay $278.6 million of a $537 million intercompany note from CenterPoint Energy Houston to the parent company that matures in January 2028. CenterPoint Energy, Inc. will use the proceeds to repay a portion of its $3.85 billion credit facility and for general corporate purposes.

     The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration under that Act.

     This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

     This news release includes forward-looking statements. Actual events and results may differ materially from those projected. Factors that could affect actual results include the timing and impact of future regulatory and legislative decisions, effects of competition, weather variations, changes in CenterPoint Energy's business plans, financial market conditions and other factors discussed in CenterPoint Energy's filings with the Securities and Exchange Commission.